Exhibit 99.1

PRESS RELEASE

600 East Greenwich Avenue
West Warwick, Rhode Island 02893 USA

For Immediate Release

Contact:  Everett V. Pizzuti, CEO                                                                                                           August 24, 2011
Joseph P. O’Connell, CFO
Tel: 800-343-4039
www.Astro-MedInc.com

Astro-Med, Inc. Elects Mitchell I. Quain to its Board of Directors

WEST WARWICK, RI – August 24, 2011 -- Astro-Med, Inc. (NASDAQ:ALOT) announced that Mitchell I. Quain has been elected to its Board of Directors.

Mr. Quain, 59, is a partner in One Equity Partners, a private equity firm. A Chartered Financial Analyst and financial expert, he is presently Chairman of MagneTek, Inc. and serves on the Board of Directors of Handy & Harman Ltd., Titan International, Inc. and Hardinge, Inc. Mr. Quain is also Chairman Emeritus of the Board of Overseers of The University of Pennsylvania’s School of Engineering and Applied Sciences, has served for 10 years on Penn’s Board of Trustees, and is on the Board and Executive Committee of Penn Medicine. Mr. Quain is also a member of the Board of Trustees of Curry College, in Milton, MA.

Previously, he was Executive Chairman of the Board of Register.com and served on the Boards of publicly traded DeCrane Aircraft Holdings, Inc., HEICO Corporation and Mechanical Dynamics, Inc.

“We are very pleased to welcome Mitch to the Astro-Med Board,” said Everett V. Pizzuti, President and Chief Executive Officer.  “His extensive experience in a broad range of industries and corporate governance will bring an important new perspective to the Board.”

About Astro-Med, Inc.

Astro-Med, Inc. is a leading manufacturer of specialty high tech printing systems, electronic medical instrumentation, and test and measurement data acquisition systems.  Astro-Med, Inc. products are sold under the brand names Astro-Med®, Grass® Technologies, and QuickLabel® Systems, and are employed around the world in a wide range of aerospace, medical, military, industrial, and packaging applications. Astro-Med, Inc. is a member of the Russell Microcap® Index. Additional information is available by visiting www.Astro-MedInc.com.

Safe Harbor Statement

This news release contains forward-looking statements, and actual results may vary from those expressed or implied herein. Factors that could affect these results include those mentioned in Astro-Med’s FY2011 Annual Report and its annual and quarterly filings with the Securities and Exchange Commission.